Exhibit 10.4

EMPLOYMENT AGREEMENT
(Andrei Semechkin)

THIS AGREEMENT is made as of the 30th day of December, 2008 ("Commencement Date"), by and between International Stem Cell Corporation, a Delaware corporation with a principal place of business at 2595 Jason Court, Oceanside, California (the "Company"), and Andrei Semechkin (the"Employee"), with an address at 1 Overlook Drive, Unit 11, Amherst, New Hampshire ("Agreement").

FACTUAL BACKGROUND:

A. On December 30, 2008, the Company entered into a Preferred Stock Purchase Agreement with Andrei Semechkin, Rouslan Semechkin, and X-Master, Inc., (the "Investors") pursuant to which the Investors agreed to purchase at least ten (10) shares of Series D Preferred Stock from the Company for a purchase price of One Million Dollars ($1,000,000 USD). As a material and essential inducement for the Investors to enter into the Preferred Stock Purchase Agreement, the Company agreed to employ Rouslan Semechkin and Andrei Semechkin in accordance with the terms thereof.

B. The Company wishes to employ Employee as Chief Business Officer. Employee will report directly to the Board of Directors of the Company and will, in collaboration with the Chief Executive Officer, develop the overall business strategy for the Company, attract and allocate Company resources, oversee the creation and implementation of personnel policy, define target markets, identify and develop new business opportunities, and identify and develop international business opportunities. Employee wishes to accept such employment subject to the terms and conditions of this Agreement

NOW, THEREFORE, in consideration of the foregoing, the employment provided hereunder, and other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Upon Employee providing Company with documentation verifying Employee's identity and legal authorization to work in the United States, Company agrees to employ Employee, and Employee agrees to perform the duties assigned to him for the Term of this Agreement (as defined in Section 2 of the Agreement) pursuant to the terms and conditions set forth herein.

2. TERM. The term of Employee's employment hereunder shall be for a period of five (5) years, beginning on the Commencement Date set forth above and continuing for a period of five (5) years following such date ("Term"), unless sooner terminated in accordance with section 4 below.

3. COMPENSATION. For all services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee the following:

(a) SALARY. The Company shall pay Employee an annual salary equal to or higher than the highest salary paid to any officer other than the President or CEO, and in no event less than One Hundred Eighty Thousand Dollars ($180,000 USD), less withholding and other taxes required by federal and state law (the "Annual Base Salary"). Employee's Annual Base Salary shall be payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly. During the Term, Employee shan be eligible to receive increases in his Annual Base Salary pursuant to periodic salary reviews by the Board of Directors it being understood such increases are not guaranteed, but are subject to Employee's job performance and the determination by the Board of Directors, in its sole discretion, to award salary increases to Employee. The Annual Base Salary shall not be decreased during the Term, unless the reduction is made as part of, and is consistent with, a general reduction of the annual base salaries paid to the President, the Chief Executive Officer and employees of similar position and status within the Company.

(b) BENEFITS. During the Term, Employee shall be entitled to participate in all employee welfare and health benefit plans and other employee benefit plans established or maintained by the Company for the benefit of its employees. Employee shall be required to comply with all conditions attendant to coverage by such plans and shall be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan.

(c) VACATION AND LEAVE. During the Term, Employee shall be entitled to accrue and carry over vacation benefits in a manner consistent with other senior executives of the Company (including the President and Chief Executive Officer), in accordance with the Company's vacation policy as in effect from time to time. In addition, Employee shall be allowed to take up to thirty (30) days unpaid leave (or such greater amount as Employee deems necessary to attend to his business and personal affairs) during each year of the Term.

(d) BONUS. Employee may also be awarded a bonus or bonuses from time to time during the Term in such amounts, if any, and at such time, if any, as the Company may determine, in its sole discretion. Employee shall be entitled to participate in any annual performance bonus program for employees with bonus amounts and performance criteria to achieve the bonus amounts as set and formally approved by the Company in its sole discretion.

4. TERMINATION.

(a) FOR CAUSE. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (i) Employee's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Employee's ability to effectively perform Employee's duties hereunder; (ii) Employee's inability to perform the essential functions of Employee's position, with or without reasonable accommodation, due to a mental or physical disability for a period of 120 days; or (iii) Employee's death. In the event Employee's employment is terminated in accordance with this section 4(a), Employee shall not be entitled to payment of any further compensation, salary or benefits under the terms of this Agreement except (i) Annual Base Salary through the date of termination; (ii) any vested benefits under the then current employee benefit plans in which the Employee participates; (iii) accrued but unused vacation; and (iv) any benefit continuation or conversion rights under the then current employee benefit plans in which the Employee participates.

(b) VOLUNTARY RESIGNATION BY EMPLOYEE. Employee may resign from employment at any time for any reason by giving sixty (60) days written notice to Company of such intention. In such event, Company may, in its discretion, permit Employee to work through the notice period or accept Employee's immediate resignation. In the event of a voluntary resignation or other termination by the Employee, Employee shall not be entitled to payment of any further compensation, salary or benefits under the terms of this Agreement except (i) Annual Base Salary through the date of termination; (ii) any vested benefits under the then current employee benefit plans in which the Employee participates; (iii) accrued but unused vacation; and (iv) any benefit continuation or conversion rights under the then current employee benefit plans in which the Employee participates.

5. CONFLICTS OF INTEREST. During the term of Employee's employment with Company, Employee must not engage in any work, paid or unpaid, that creates a conflict of interest which materially and substantially disrupts the operations of Company. Such work shall include, but is not limited to, directly competing with Company in any way, or acting as an officer, director, employee, or consultant of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee's employment with Company, as may be determined by Company in its reasonable discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Employee to choose to discontinue the other work and/or activities or resign employment with Company. Notwithstanding the foregoing, the Company acknowledges that the Employee may become an investor in companies and business enterprises who may be in the same or similar business to the Company's business, and the Company hereby agrees and acknowledges that such investments shall not violate this section 5.

6. CONFIDENTIALITY AND PROPRIETARY RIGHTS. As a condition of employment, Employee agrees to read, sign and abide by Company's Employee Invention and Confidentiality Agreement (which agreement shall be modified to allow the investment in business enterprises who may be in the same or similar business to the Company's business), which is provided with this Agreement and incorporated herein by reference.

7. GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8. HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

9. SEVERABILITY AND VIOLATION OF LAWS. If any provision of this Agreement shall be held invalid or unenforceable according to law, such provision shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, and such remaining provisions shall continue in full force and effect.

10. NOTICES. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (a) upon hand delivery, or (b) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, (c) on the first day following delivery to a nationally recognized United States overnight courier services for next business day delivery with fee prepaid, or (d) when telecopied or sent by facsimile transmission if an additional notice is also given under (a), (b) or (c) above within three (3) days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this section.

FOR THE COMPANY:

Mr. Kenneth C. Aldrich
Chairman of the Board
2595 Jason Court
Oceanside, CA 92056
Telephone: (760) 940-6383
Telecopy: (760) 940-6387

with a copy to:

DL Piper
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
Attention: Douglas J. Rein, Esquire
Telephone: 858-677-1443
Fax: 858-638-5043

FOR THE EMPLOYEE:

Mr. Andrei Semechkin
1 Overlook Drive, Unit 11
Amherst, NH 03031

with a copy to:

McLane, Graf, Raulerson & Middleton,
Professional Association
900 Elm Street
P.O. Box 326
Manchester, NH 03105-0326
Attention: Thomas W. Hildreth, Esq.
Telephone: 603-625-6464
Telecopy: 603-625-5650

11. ASSIGNMENT. The rights and obligations of Company together with its obligations and all of Employee's covenants and agreements hereunder may be assigned by Company to any parent, subsidiary or other affiliate of the Company by operation of law or by contractual assignment; provided, however, that the Company shall continue to guarantee the obligations, agreements, duties and covenants hereunder. The rights and obligations of Employee under this Agreement are not assignable.

12. COMPLETE AND ENTIRE AGREEMENT. This Agreement, including the Company's Employee Invention and Confidentiality Agreement, contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes an prior agreements, representations and warranties of the parties as to the subject matter hereof.

13. AMENDMENTS. This Agreement may be amended, or any provision of the Agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

14. SURVIVAL. Sections 6, 7, 9 and 10 shall survive expiration of the Term of this Agreement and/or termination of Employee's employment under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the date first written above.

INTERNATIONAL STEM CELL CORPORATION

By: /s/ Kenneth C. Aldrich
Witness	Kenneth C. Aldrich, CEO

/s/ signature	/s/ Andrei Semechkin
Witness	Andrei Semechkin

[Signature Page to Employment Agreement – A. Semechkin]